Exhibit 99.1

Republic of Turkey Revokes Temrezli and Sefaatli Licenses and Offers Compensation

CENTENNIAL, Colo., June 22, 2018 – Westwater Resources, Inc. (“Westwater,” or the “Company”) (Nasdaq: WWR), an energy materials development company, announced today that it received notification from the Generate Directorate of Mining Affairs, a department of the Turkish Ministry of Energy and Natural Resources, that the mining and exploration licenses for WWR’s Temrezli and Sefaatli projects have been revoked and potential compensation has been proffered.  Westwater is investigating the legality of this action and what remedies, including compensation, might be available to the Company.   The Company has 60 days to respond under Turkish law.

Christopher M. Jones, President and Chief Executive Officer of Westwater Resources, said, “We are investigating this action in order to protect our investment in the projects in view of applicable Turkish and international law.  We plan to work with the relevant authorities to define a proper path forward over the coming weeks.  The Republic of Turkey has been a supporter of both the Temrezli and Sefaatli projects for quite some time, and we therefore can expect a fair result.”

WWR and its predecessor companies have been working for years to develop the Temrezli and Sefaatli projects in central Turkey, and while currently low uranium prices have delayed construction, higher prices forecasted in the intermediate term make these projects important investments.

About Westwater Resources

WWR is focused on developing energy-related materials.  The Company’s battery materials projects include the Coosa Graphite Project and the associated Coosa Graphite Mine located across 41,900 acres in east-central Alabama.  In addition, the Company maintains lithium mineral properties in three prospective lithium brine basins in Nevada and Utah.  WWR’s uranium projects are located in Texas, New Mexico and the Republic of Turkey.  In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (4,400 ha) of prospective in-situ recovery uranium projects.  In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (76,394 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world.  Incorporated in 1977 as Uranium Resources, Inc., WWR also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.  For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to statements relating to the future of the Company’s projects in Turkey and proceedings with the Turkish government, the

Company’s growth, developments at the Company’s projects, including future exploration costs and results, intent and timing of new and existing programs and testing, the potential improvements contained in WWR’s initial optimization study of the Coosa Graphite Project, the future production of graphite, including on a pilot scale, and future sales of graphite, including as a first mover for key components of electrical storage devices, and the Company’s liquidity and cash demands, including future capital markets financing and disposition activities, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully integrate AGC’s business into its own, and the risk that additional analysis of the Coosa Graphite Project may result in revisions to the findings of WWR’s initial optimization study; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of graphite, uranium and lithium; (d) risks associated with our foreign and domestic operations; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the graphite industry, uranium industry, the lithium industry, and the power industry; (g) world-wide graphite, uranium and lithium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including in Alabama, Texas, New Mexico, Utah, Nevada and Republic of Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin, Railroad Valley, and Sal Rica projects, and the possibility that future exploration results may be materially less promising than initial exploration result; (I) any graphite, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals; and (m) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release. The results of the initial optimization study are preliminary in nature and subject to revision following WWR’s further analysis of the Coosa project.

Westwater Resources Contact:	Investor Relations Contact:
Christopher M. Jones, President & CEO	Michael Porter
Phone: 303.531.0480	Porter, LeVay and Rose
Jeff Vigil, VP Finance & CFO	Phone: 212.564.4700
Phone: 303.531.0481
Email: Info@WestwaterResources.net	Email: Westwater@plrinvest.com